UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   MacDonald, S. Kelley
   c/o Unitrode Corporation
   7 Continental Boulevard
   Merrimack, NH  03054
   USA
2. Issuer Name and Ticker or Trading Symbol
   Unitrode Corporation
   (UTR)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   June 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President- Corporate Communications
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |6/9/97|M   | |2000              |A  |$5.75      |8514               |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |$48.125 |6/2/9|A   | |500        |A  |6/2/9|6/2/0|Common Stock|500    |       |            |D  |            |
(right to buy)        |        |7    |    | |           |   |8    |8    |            |       |       |            |   |            |
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Employee Stock Option |$48.125 |6/2/9|A   | |500        |A  |6/2/9|6/2/0|Common Stock|500    |       |            |D  |            |
(right to buy)        |        |7    |    | |           |   |9    |8    |            |       |       |            |   |            |
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Employee Stock Option |$48.125 |6/2/9|A   | |500        |A  |6/2/0|6/2/0|Common Stock|500    |       |            |D  |            |
(right to buy)        |        |7    |    | |           |   |0    |8    |            |       |       |            |   |            |
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Employee Stock Option |$48.125 |6/2/9|A   | |500        |A  |6/2/0|6/2/0|Common stock|500    |       |2000*       |D  |            |
(right to buy)        |        |7    |    | |           |   |1    |8    |            |       |       |            |   |            |
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Employee Stock Option |$48.125 |6/2/9|A   | |1025       |A  |6/2/9|6/2/0|Common Stock|1025   |       |            |D  |            |
(right to buy)        |        |7    |    | |           |   |8    |8    |            |       |       |            |   |            |
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Employee Stock Option |$48.125 |6/2/9|A   | |1025       |A  |6/2/9|6/2/0|Common stock|1025   |       |            |D  |            |
(right to buy)        |        |7    |    | |           |   |9    |8    |            |       |       |            |   |            |
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Employee Stock Option |$48.125 |6/2/9|A   | |1025       |A  |6/2/0|6/2/0|Common Stock|1025   |       |            |D  |            |
(right to buy)        |        |7    |    | |           |   |0    |8    |            |       |       |            |   |            |
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Employee Stock Option |$48.125 |6/2/9|A   | |1025       |A  |6/2/0|6/2/0|Common Stock|1025   |       |4100*       |D  |            |
(right to buy)        |        |7    |    | |           |   |1    |8    |            |       |       |            |   |            |
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Employee Stock Option |$5.75   |6/9/9|M   | |1750       |D  |10/15|4/15/|Common Stock|1750   |       |0           |   |            |
(right to buy)        |        |7    |    | |           |   |/91  |01   |            |       |       |            |   |            |
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Employee Stock Option |$5.75   |6/9/9|M   | |250        |D  |10/15|4/15/|Common Stock|250    |       |1500        |D  |            |
(right to buy)        |        |7    |    | |           |   |/92  |01   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
* Separate lines in Column 6 are used to indicate various vesting dates; however, such dates relate to a single option grant.
SIGNATURE OF REPORTING PERSON
/s/ S. Kelley MacDonald
DATE
June 9, 1997